SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  November 13, 2010

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	001-32373 (Commission File Number)	27-0099920 (IRS Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA (Address of principal executive offices)	89109 (Zip Code)

Registrant’s telephone number, including area code:  (702) 414-1000

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[   ] Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        [   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 13, 2010, Las Vegas Sands Corp. (“LVSC”) and its wholly-owned subsidiary, Las Vegas Sands, LLC (together with LVSC, the “Company”) entered into a new employment agreement with Michael A. Leven, the Company’s President and Chief Operating Officer.

Mr. Leven’s new employment agreement is effective as of January 1, 2011 and expires on November 12, 2012.  The prior employment agreement between the Company and Mr. Leven, dated as of March 11, 2009, will be terminated as of January 1, 2011.

Under his new employment agreement, Mr. Leven will receive an annual base salary of $3,000,000.  He also will be eligible to receive an annual bonus, with a target bonus of 100% of his base salary, subject to the achievement of performance criteria established by the Compensation Committee of  LVSC’s Board of Directors.  The actual amount of the bonus shall be determined by the Compensation Committee in its sole discretion in accordance with the Company’s Management Incentive Plan in effect at the time of such determination, after consultation with the Company’s Chief Executive Officer. On January 1, 2011, Mr. Leven will be granted 350,000 shares of restricted stock under LVSC’s 2004 Equity Award Plan.  The shares of restricted stock shall vest in their entirety (and the restrictions on the restricted shares shall lapse) on November 12, 2012, subject to Mr. Leven’s continued employment on that date, except as otherwise provided below.

Mr. Leven will be entitled to receive perquisites and employee benefits generally made available to the Company’s other similarly situated senior executives.  In addition, during the term of the agreement, the Company shall (a) make available to Mr. Leven a jet aircraft in connection with both business and personal use, including personal use by Mr. Leven’s spouse, and (b) pay the initiation fee for a membership in a country club of his choice.  Mr. Leven also will be entitled to receive other employee benefits generally made available to the Company’s employees.

In the event that Mr. Leven’s employment is terminated by the Company (other than for Cause as defined in the agreement) or by reason of his death or disability or if Mr. Leven terminates his employment for Good Reason (as defined in the agreement), he will be entitled to receive:  (a) his accrued and unpaid base salary and bonus(es) through the date of termination; (b) a lump sum cash payment of 50% of the base salary he would have received had he remained employed through the remainder of the term; and (c) continued participation in the health and welfare benefit plans of the Company during the remainder of the term (or, if earlier, until he receives health and welfare coverage with a subsequent employer).

In addition, if (a) Mr. Leven’s employment is terminated prior to the expiration of the term because the Company discharges him (other than for Cause), (b) he terminates his employment for Good Reason, (c) his employment is terminated due to his death or disability, or (d) there is a change of control of the Company (as defined in the agreement), then the shares of restricted stock shall immediately become fully vested (and the restrictions on the restricted shares shall lapse).

Mr. Leven’s employment agreement may not be amended, changed or modified except by a written document signed by each of the parties.

On November 15, 2010, LVSC issued a press release announcing Mr. Leven’s new employment agreement.  The press release is attached as Exhibit 99.1 to this report and is incorporated by reference into this Item.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release, dated November 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  November 15, 2010

LAS VEGAS SANDS CORP.

By:	/s/ Gayle M. Hyman
Name: Gayle M. Hyman
Title: Senior Vice President and General Counsel